Exhibit 99.2

ANN ARBOR BANCORP, INC.
UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2019

ANN ARBOR BANCORP, INC.
CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)	December 31, 2019	December 31, 2018
Assets	(unaudited)	(audited)
Cash and cash equivalents	$38,480	$7,685
Securities available-for-sale	47,403	56,147
Federal Home Loan Bank stock	923	923
Mortgage loans held for sale, at fair value	1,676	1,281
Loans held for investment	222,079	234,775
Less: Allowance for loan losses	(1,660)	(1,793)
Net loans	220,419	232,982
Premises and equipment, net	3,183	3,345
Bank owned life insurance	5,563	5,429
Other assets	2,349	2,041
Total assets	$319,996	$309,833
Liabilities
Deposits:
Noninterest-bearing demand deposits	$76,416	$73,532
Interest-bearing demand deposits	188,083	178,603
Total deposits	264,499	252,135
Borrowings	15,000	20,500
Other liabilities	762	396
Total liabilities	280,261	273,031
Shareholders' equity
Common stock and surplus	20,184	20,449
Retained earnings	19,125	16,922
Accumulated other comprehensive income (loss), net of tax	426	(569)
Total shareholders' equity	39,735	36,802
Total liabilities and shareholders' equity	$319,996	$309,833

ANN ARBOR BANCORP, INC.
CONSOLIDATED STATEMENT OF INCOME

	For the year ended December 31,
(In thousands, except per share data)	2019	2018
Interest income	(unaudited)	(audited)
Loans, including fees	$12,480	$11,606
Securities:
Taxable	735	740
Tax-exempt	510	624
Federal funds sold and other	427	246
Total interest income	14,152	13,216
Interest Expense
Deposits	2,563	1,722
Borrowed funds	421	309
Total interest expense	2,984	2,031
Net interest income	11,168	11,185
Provision expense for loan losses	375	225
Net interest income after provision for loan losses	10,793	10,960
Noninterest income
Service charges and other income	758	717
Net gain on sale of loans	1,346	1,054
Net gain on sale of securities	192	60
Total noninterest income	2,296	1,831
Noninterest expense
Salary and employee benefits	5,410	5,026
Occupancy and equipment expense	1,168	1,112
Marketing expense	113	131
Outside services expense	1,376	465
FDIC insurance expense	21	86
Other general and administrative expenses	1,385	956
Total noninterest expense	9,473	7,776
Income before income taxes	3,616	5,015
Income tax provision	667	876
Net income	$2,949	$4,139

ANN ARBOR BANCORP, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

(Dollar in thousands)	Common Stock	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholders' Equity
Balance at December 31, 2017 (audited)	$19,626	$13,672	$(151)	$33,147
Net income		4,139		4,139
Other comprehensive loss			(418)	(418)
Deferred shares plan	73			73
Dividends paid		(889)		(889)
Stock options exercised	700			700
Restricted stock issued to employees	32			32
Stock-based compensation expense	18			18
Balance at December 31, 2018 (audited)	$20,449	$16,922	$(569)	$36,802
Net income		2,949		2,949
Other comprehensive income			995	995
Deferred shares plan payout	(470)			(470)
Dividends paid		(704)		(704)
Market value adjustment of equity investments due to adoption of ASU 2016-01		(42)		(42)
Stock options exercised	170			170
Restricted stock issued to employees	34			34
Stock-based compensation expense	1			1
Balance at December 31, 2019 (unaudited)	$20,184	$19,125	$426	$39,735

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